UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2004

Albertson’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-6187	82-0184434
(State or other jurisdiction of incorporation or organization)	Commission File Number	I.R.S Employer Identification Number

250 Parkcenter Boulevard P.O. Box 20 Boise, Idaho	83726
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 395-6200

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

     On April 30, 2004, Albertson’s, Inc. (“Albertsons”) completed the acquisition from J Sainsbury plc (“J Sainsbury”) of all of the outstanding capital stock of JS USA Holdings Inc. (“JS USA”), which operates approximately 200 Shaw’s and Star Markets stores in New England. The acquisition was accomplished pursuant to, and in accordance with, the terms of the Stock Purchase Agreement, dated as of March 25, 2004 (the “Stock Purchase Agreement”), among J Sainsbury, JS USA and Albertsons, filed herewith as Exhibit 2.1.

     As a result of the acquisition, JS USA became a subsidiary of Albertsons. JS USA’s assets will be operated or used by Albertsons in substantially the same manner as they were operated or used by JS USA prior to the acquisition.

     The aggregate purchase price for JS USA was $2.475 billion, which included the assumption of approximately $368 million in capital lease obligations. Albertsons funded the purchase price and certain expenses of the acquisition with approximately $531 million in cash-on-hand and the issuance of approximately $1.603 billion in commercial paper.

     The terms of the Stock Purchase Agreement, including the consideration paid by Albertsons, were determined in arms’-length negotiations between Albertsons, on the one hand, and J Sainsbury and JS USA, on the other hand. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by the full text of the Stock Purchase Agreement, which is incorporated herein by reference.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

c) Exhibits

Exhibit No.	Exhibit Description
2.1*	Stock Purchase Agreement, dated as of March 25, 2004, among J Sainsbury plc, JS USA Holdings Inc. and Albertson’s, Inc.

*	Pursuant to Item 601(b)(2) of Regulation S-K, Albertson’s, Inc. agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 30, 2004

ALBERTSON’S, INC.

By:	/s/ John R. Sims

John R. Sims Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Exhibit Description
2.1*	Stock Purchase Agreement, dated as of March 25, 2004, among J Sainsbury plc, JS USA Holdings Inc. and Albertson’s, Inc.

*	Pursuant to Item 601(b)(2) of Regulation S-K, Albertson’s, Inc. agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit upon request.